Exhibit (e)(1)
Excerpts from the Temple-Inland Definitive Proxy Statement on Schedule 14A
Excerpts from Temple-Inland Inc. Definitive Proxy Statement on Schedule 14A relating to the 2011 Annual Meeting of Stockholders as filed with the Securities and Exchange Commission on March 23, 2011.
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
Security Ownership of Certain Beneficial Owners:
     The name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent (5%) of the outstanding shares of our common stock as of March 10, 2011 follows:

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Class(1)(2)
BlackRock, Inc.	7,734,003	7.17%
40 East 52nd Street
New York, NY 10022

(1)	There were 108,290,457 shares of common stock outstanding on March 10, 2011.

(2)	Based solely on information reported on an Amended Schedule 13G/A filed with the SEC on February 9, 2011.
Security Ownership of Management:
     The following table sets forth information regarding the beneficial ownership of our common stock as of March 10, 2011 by:
•	each of our directors and nominees for director, including our Chairman and Chief Executive Officer and our President and Chief Operating Officer,

•	our Chief Financial Officer and our three most highly compensated executive officers other than the CEO and CFO, and

•	all directors and executive officers as a group.
     We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (which we will refer to in this Proxy Statement as the Exchange Act). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of some of these shares. For example, a director or executive officer might not claim ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

SECURITY OWNERSHIP OF MANAGEMENT

	Beneficial Ownership(1)			Additional Ownership(2)
				Shares Issuable on
	Amount and		Beneficial	Stock Options	Restricted Stock	Restricted Stock
	Nature of		Ownership	Exercisable	Units and	Units Deferred and	Total Beneficial
	Beneficial		Percent	More than 60 Days	Performance Stock	Payable upon	and Additional
Beneficial Owner	Ownership		of Class	After Record Date	Units(3)	Retirement(4)	Ownership
Directors:
Cassandra C. Carr	22,000	(1)	*			81,267	103,267
E. Linn Draper Jr.	20,000	(1)	*			94,181	114,181
Larry R. Faulkner	20,200	(1)	*			75,378	95,578
Jeffrey M. Heller	20,000	(1)	*			101,830	121,830
J. Patrick Maley III	535,464	(1)	*	300,611	462,093		1,298,168
W. Allen Reed	8,000	(1)	*			101,744	109,744
Doyle R. Simons	633,973	(1)	*	375,763	577,616		1,587,352
Richard M. Smith	30,000	(1)	*			69,395	99,395
Arthur Temple III	792,448	(1)(5)	*			96,250	888,698
R. A. Walker	16,000	(1)	*	4,000		35,050	55,050

*	Percentage is less than 1% of Temple-Inland common stock outstanding

(1)	Includes the following number of shares of common stock issuable upon the exercise of options exercisable within a period of 60 days from March 10, 2011:

Directors	Options
Former Director:
Donald M. Carlton	12,000	(1)	*			64,272	76,272
Named Executive Officers:
Randall D. Levy	425,953	(1)	*	165,362	256,681		847,996
Larry C. Norton	140,913	(1)	*	132,956	206,806		480,675
Dennis J. Vesci	194,149	(1)	*	130,804	203,240	10,426	538,619
All Directors and Executive Officers as a Group:
21 persons	3,719,199	(1)(5)	3.2%	1,566,675	2,412,906	729,793	8,428,573
Cassandra C. Carr	20,000
E. Linn Draper Jr.	—
Larry R. Faulkner	20,000
Jeffrey M. Heller	20,000
J. Patrick Maley III	437,009
W. Allen Reed	6,000
Doyle R. Simons	517,862
Richard M. Smith	20,000
Arthur Temple III	12,000
R. A. Walker	16,000
Former Director:
Donald M. Carlton	10,000
Named Executive Officers:
Randall D. Levy	329,791
Larry C. Norton	130,173
Dennis J. Vesci	170,253
All Directors and Executive Officers as a Group:
Number of Persons 21	2,390,701

(2)	The items included in “Additional Ownership” are not included in the SEC’s definition of “Beneficial Ownership.”

(3)	Restricted stock units and performance stock units vest on the third anniversary from the date of grant if performance criteria are met. Units will be settled in stock or in cash based on the stock price as set forth in the award agreements.

(4)	Restricted stock units deferred through 2005 are payable in shares of common stock at retirement. Restricted stock units deferred in 2006 and later are payable in cash based on the stock price at retirement.

(5)	Includes 2,000 shares owned by certain relatives of Mr. Temple. SEC rules consider these shares to be beneficially owned, but Mr. Temple disclaims any beneficial interest in such shares. These 2,000 shares are the only shares owned by relatives included in the total number of shares owned by all directors and officers as a group (21 persons). Also includes 134,460 shares held in a trust over which Mr. Temple is trustee. Mr. Temple has a future income interest with respect to 67,230 of these shares and a remainder interest with respect to 67,230 of these shares. Also includes 20,166 shares held by various trusts and custodial accounts, with respect to which Mr. Temple has sole voting and dispositive power. Mr. Temple disclaims any beneficial ownership with respect to these 20,166 shares. Includes 157,380 shares held in a trust for Mr. Temple with respect to which he has a present income interest and is also a co-trustee. Does not include 2,565,252 shares of common stock held by the T.L.L. Temple Foundation, a charitable trust, of which Mr. Temple is Chairman of the Board of Trustees. Mr. Temple shares voting and dispositive power of the shares held by the foundation. Mr. Temple disclaims any beneficial ownership with respect to such shares.
Compliance with Section 16(a) of the Exchange Act:
     We have not identified any person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. For this purpose, we only reviewed Forms 3 and 4, and any amendments to these forms, as well as written representations supplied to us in lieu of Forms 5 under the SEC’s Section 16 rules for the most recent fiscal year.

TRANSACTIONS WITH RELATED PERSONS
     There were no material transactions with related persons during 2010.
     We maintain a written policy enumerating procedures for the review, approval or ratification, or rejection of any related party transaction. A related party, for purposes of our policy means:
•	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director or executive officer,

•	any person known to be the beneficial owner of more than 5% of our common stock, and

•	any immediate family member of the foregoing persons.
     Under the related party transaction policy, any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, except that the following transactions, arrangements or relationships are pre-approved under the policy:
•	compensation arrangements required to be reported under the director or executive compensation sections of the proxy statement,

•	business expense reimbursements,

•	transactions with an entity in which the related party owns less than 10% of the other entity, as a director only or is not an executive officer, and

•	indebtedness for transactions in the ordinary course of business.
     There are no transactions required to be reported above since the beginning of our fiscal year where the related party policies and procedures did not require review, approval or ratification or where the policies and procedures were not followed.

DIRECTOR COMPENSATION
     Our director compensation program is designed to recognize the time commitment and preparations required for directors to fulfill their responsibilities. Our program also aligns director compensation with stockholder returns. Alignment with stockholders is emphasized through stock ownership requirements and an annual restricted stock unit grant.

2010 Director Fee Schedule
Annual Retainer Fee	$70,000	Covers 5 board meetings and 5 meetings for each committee per year
Meeting Fee	$2,500	Each additional meeting in excess of 5 board meetings and 5 meetings for each committee per year
Lead Director Annual Retainer Fee	$20,000
Audit Committee Chairman Annual Retainer Fee	$20,000
Other Committee Chairman Annual Retainer Fee	$12,500
Committee Member Annual Retainer Fee	$7,500
Stock Option Grant	20,000	Upon initial election to the board
Annual Restricted Stock Unit Grant	$90,000	Payment deferred until retirement
Matching Gift to Charity	Up to $3,000	Funded by the Temple-Inland Foundation
     Initial Stock Option Grant: Directors receive a grant of 20,000 options at the time of their initial election to the board. Options are granted at fair market value on the grant date, which is the date of the board meeting at which the director is elected. The options vest in three installments: 8,000 shares on the first anniversary, 8,000 shares on the second anniversary, and 4,000 shares on the third anniversary of the date of election. The option term is ten years. We do not have any program, plan or practice to time option grants to our directors in coordination with the release of material non-public information. We do not set the grant date of stock option grants to new directors in coordination with the release of material non-public information. We do not time our release of material non-public information for the purpose of affecting the value of director compensation.
     Stock Ownership Guidelines: Directors are required to hold Temple-Inland stock valued at five times their annual retainer fee under the board’s stock ownership guidelines within five years of their election to the board. This stock ownership policy is contained in our Corporate Governance Guidelines. Shares of stock owned by the directors and their immediate family members count toward this requirement. Restricted stock units also count toward this requirement. All our independent directors currently meet these ownership requirements.
     Restricted Stock Units: To encourage economic alignment with stockholders, approximately one-half of the annual director compensation is paid in the form of restricted stock units deferred until retirement. Each quarter, one quarter of the annual grant ($22,500) is allocated to the directors’ accounts. The number of restricted stock units is determined by dividing the quarterly amount by the fair market value of Temple-Inland’s stock on the date deferred. Dividend equivalents are credited on the restricted stock units equal to the amount of dividends Temple-Inland pays on its common stock. Dividend equivalents are paid to the directors in cash. At retirement, the director will receive stock for fees deferred through 2005 and cash for fees deferred beginning in 2006 in payment of the restricted stock units. Cash payments will be based on the fair market value of the stock on the payment date. Fair market value in all cases is equal to the closing price of Temple-Inland stock on the NYSE on the applicable date. The director does not get any payment until retirement. Payment may be taken in a lump sum or in up to fifteen annual installments. Directors may retire at any time, but must retire by the annual meeting following their 72nd birthday.
     Fee Deferral Plan: Fees may be taken in cash or may be deferred until retirement. Deferred fees accrue interest payable at retirement equal to 120% of the quarterly applicable federal long-term rate published by the IRS.
     Frozen Retirement Plan: There is no retirement plan for directors except for a plan that was discontinued in 2000. Under that plan, the following directors will receive at retirement $35,000 per year for the following number of years as a retirement benefit: Mr. Reed — 1 year and Mr. Temple — 17 years. Retirement benefits will be paid to the surviving spouse if the director does not live to receive the full payment, and terminate if the spouse does not live to receive the remaining payment. This plan was discontinued in 2000 and no additional accruals are made under this plan.
     Change in Control Provision: The directors’ restricted stock units, fee deferral plan and the frozen directors’ retirement plan contain provisions for accelerating payment in the event the director’s service terminates due to a change in control, along with a gross-up provision in the event the director is required to pay excise tax on the accelerated payment.
     Charitable Contributions: Directors are eligible for the Temple-Inland Foundation’s matching gifts program, which matches donations made by employees and directors in 2010 on a 1-for-1 basis up to a maximum match of $3,000.
     Insurance and Indemnification: Directors are covered under our business travel accident insurance policy for $100,000 while traveling on our business. Directors are also covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our outside directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.
     2010 Director Compensation: Messrs. Simons and Maley receive no compensation for their services as directors other than their employee pay. We computed the value of fees earned by our non-employee directors using SEC rules which require us to calculate the value of the restricted stock units acquired through deferral of fees using the stock price on the date the fees are earned. However, directors do not receive any payment of the deferred fees until they retire. At retirement, a director receives actual shares of common stock and cash equal in value to the restricted stock units held in his or her account. The value of the shares and cash to be paid at the time the director retires may be different than the value of restricted stock units awarded at the time the fee is earned. The following table shows the compensation our directors received for 2010:

		2010 DIRECTOR COMPENSATION
Director	Fees Earned or		All Other
Current Directors:	Paid in Cash(1)	Stock Awards(2)	Compensation(3)	Total
Cassandra C. Carr	$80,031	$89,969		$170,000
E. Linn Draper Jr.	$112,531	$89,969	$6,000	$208,500
Larry R. Faulkner	$83,781	$89,969		$173,750
Jeffrey M. Heller	$100,031	$89,969		$190,000
W. Allen Reed	$77,531	$89,969		$167,500
Richard M. Smith	$80,031	$89,969	$6,000	$176,000
Arthur Temple III	$77,531	$89,969	$6,000	$173,500
R. A. Walker	$77,531	$89,969		$167,500
Former Director:
Donald M. Carlton	$45,014	$44,986	$31,000	$121,000

(1)	Dr. Draper and Mr. Heller deferred all fees, and their fees will be paid following retirement.

(2)	Includes the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification™ (FAS ASC Topic 718 — Stock Compensation ), applying the same valuation model and assumptions used for financial reporting purposes as outlined in Note 11 to our consolidated financial statements contained in our 2010 Annual Report, disregarding the estimate of forfeitures related to service-based vesting conditions. The fees shown in Stock Awards consist of fees that were earned in 2010 but deferred until retirement. At year-end 2010, the directors held the following aggregate number of deferred restricted stock units:

Director	Deferred Restricted
Current Directors	Stock Units
Cassandra C. Carr	80,345
E. Linn Draper Jr.	93,259
Larry R. Faulkner	74,456
Jeffrey M. Heller	100,908
W. Allen Reed	100,822
Richard M. Smith	68,473
Arthur Temple III	95,328
R. A. Walker	34,128
Former Director
Donald M. Carlton	64,272
     At fiscal year end, the directors held the following aggregate number of stock options:

Director
Current Directors	Stock Options
Cassandra C. Carr	20,000
E. Linn Draper Jr.	—
Larry R. Faulkner	20,000
Jeffrey M. Heller	20,000
W. Allen Reed	6,000
Richard M. Smith	20,000
Arthur Temple III	12,000
R. A. Walker	20,000
Former Director
Donald M. Carlton	10,000
Expiration dates for these options range from 2012 through 2020. To see option exercise prices, vesting dates, and terms for each director’s options, you may look at his or her latest Form 4 under Investor Relations, SEC Filings, on our website at www.templeinland.com.

(3)	The amounts in All Other Compensation consist of matching charitable donations of $6,000 made by the Temple-Inland Foundation (for grants made in 2009 when the match amount was $6,000), and a $25,000 charitable contribution to honor Dr. Carlton on his retirement.
Selection of Nominees:
     Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the board, as described in more detail in the Corporate Governance Guidelines. Non-employee director nominees must be independent as defined in the listing standards of the NYSE and SEC regulations. Nominees must not have a prohibited conflict of interest with our business or ownership. Priority will be given to individuals with outstanding business experience who have served, or may serve, as the chief executive officer of a company.
     Our Nominating and Governance Committee considers director candidates recommended by the directors. After reviewing a potential director’s qualifications, a suitable candidate will be invited to meet with the CEO, Lead Director, Chair of the Nominating and Governance

Committee, and full board to determine further interest. As set forth in our Governance Guidelines, diversity is one of the factors considered by our board in evaluating nominees for director. We implement this policy by seeking recommendations from our current directors of persons who fulfill our requirements and who have diverse characteristics. Although we are pleased with the effectiveness of our selection of candidates with diverse skills, backgrounds, ages, and other characteristics, the board is committed to identifying candidates with diverse race and gender.
     Our Nominating and Governance Committee will also consider director candidates recommended by stockholders who are entitled to vote for the election of directors at the stockholders’ meeting. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the board and the qualifications of the candidate. Under our corporate governance guidelines, the Nominating and Governance Committee may establish procedures, from time to time, regarding stockholder submission of candidates. A stockholder’s director candidate recommendation must include the following information:
•	the name and address of the stockholder making the recommendation and evidence of his or her beneficial ownership of Temple-Inland common stock, including the number of shares and period of ownership, and

•	the name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the board.
     We may require a stockholder-recommended candidate to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.
     In addition, stockholders may also nominate director candidates by following the procedures described in the Company’s Bylaws. For information regarding the deadlines and procedures for director nominations by stockholders, please see “Date for Receipt of Stockholder Proposals and Nominations.”

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary:
     During 2010, the Compensation Committee continued to review and improve our executive compensation programs to ensure that we provide appropriate incentives and rewards based upon our pay-for-performance objectives of maximizing ROI and profitably growing our business. The executive compensation programs in place during 2010 operated as intended as evidenced by our continued improvement in ROI since we launched the new Temple-Inland in January 2008.
     To further strengthen our pay-for-performance culture and improve our compensation governance practices, in 2010 the Committee:
•	increased the performance/time vested ratio of our long-term incentives to 60%/40%,

•	adopted a hedging policy, and

•	expanded our clawback policy.
     A summary of our compensation governance practices is on page 29.
     Our compensation program includes an appropriate balance of short-term and long-term performance periods, significant stock ownership, vesting schedules that extend beyond retirement, and strong governance controls. In combination, we believe that these elements tie our executive compensation to our sustained long-term performance. The Compensation Committee has reviewed compensation policies and practices applicable to our executives and employees and concluded that they are unlikely to create any material risks to the Company. As we move forward, the Compensation Committee will continue to monitor trends and developments to ensure that we provide appropriate incentives to drive performance and attract and retain top executive talent to serve the best interests of our stockholders.
Our compensation philosophy:
     Our two key objectives are to maximize ROI and profitably grow our business. Our compensation program is designed to attract and retain executives, and appropriately motivate and reward them for maximizing ROI and profitably growing our business. It is also designed to be transparent, easy to explain and easy to understand.
     We are focused on maximizing ROI because we fundamentally believe there is direct correlation between ROI and stockholder value. We will look for opportunities to profitably grow our business because we can create additional value for stockholders through disciplined growth focused on ROI. We believe accomplishing these objectives creates value for our stockholders.
Our compensation program and pay mix:
     The primary elements of our compensation program are:

Compensation Elements	Primary Purpose	Performance Measure	Measurement Period

Salary	Attract and retain	Annual evaluation	1 Year

Annual Incentive Bonus	Motivate and reward performance	ROI and profitable growth/lower cost	1 Year

Long-term Incentives

RSUs	Motivate and reward performance	Time vested with minimum ROI threshold	3 Years

PSUs	Motivate and reward performance	ROI vs. Peers; no payout if in bottom half	3 Years

Options	Motivate and reward performance	Stock price	10 Years

Retirement Benefits	Attract and retain; reward performance	Formula includes salary & bonus	Career

Change in Control Agreements	Attract and retain	None	None
     Our Compensation Committee determines total compensation and the mix of elements based on competitive data, our philosophy, and their best judgment. Year to year, the exact allocation between elements may vary and we do not use specific formulas to determine the weighting of each element of compensation, but the overall mix is strongly weighted to pay-for-performance with a long-term focus in accordance with our philosophy.

     We believe a significant portion of executive compensation should be performance based, and performance-based pay generally averages about 80% of our senior executives’ annual compensation, as shown below for our CEO:
     Incentive bonus awards reward performance based primarily on consolidated ROI for corporate executives and segment ROI for segment executives, along with other achievements such as lowering cost and profitable growth. Long-term incentives reward performance utilizing absolute ROI, relative ROI versus peer group, and stock price as performance measures. Both annual incentive awards and long-term incentive awards are designed to align the executives’ interests with our business strategy and motivate performance to maximize ROI and profitably grow our business.
     We believe a majority of our pay should have a long-term focus. Our pay mix emphasizes our long-term pay-for-performance philosophy by providing above average value opportunity through our long-term incentive compensation program for above average performance. Our restricted stock units and performance stock units have a minimum 3-year vesting cycle and our options vest ratably over 4 years with a 10-year exercise period. When executives retire, RSUs and PSUs are paid out in the 2 years following retirement only if performance criteria are met over the full cycle of the award. The 3 executives in our special SERP have a 15-year vesting period.
How each element of compensation is determined:
     Our Compensation Committee uses an independent compensation consultant, Aon Hewitt. The Committee conducts an annual review of Aon Hewitt’s engagement, independence, and fees, and has concluded that Aon Hewitt is independent. Aon Hewitt helps develop a representative comparative group, gathers annual peer group market information, and assists in the valuation of our incentive awards at the date of grant. The Committee evaluates each element of compensation independently to determine whether it is competitive within our industry, or within the market as a whole. The Compensation Committee also reviews a tally sheet that shows all elements of compensation for each named executive officer. The entire board is also furnished with tally sheets for the named executive officers, and makes all decisions concerning the CEO’s pay.
     In 2010 the group of comparative companies in Aon Hewitt’s market survey consisted of: AbitibiBowater Inc., Appleton Papers Inc., Ball Corporation, Boise Inc., Domtar Corp, Georgia Pacific Corporation, PH Glatfelter Co, Graphic Packaging Holding Co, International Paper Company, Martin Marietta Materials, Inc., MeadWestvaco Corp, Mercer International Inc., Neenah Paper Inc., Owens Corning, Packaging Corp of America, Pactiv Corporation, PPG Industries, Inc., Rock-Tenn Co., Rohm & Haas, Smurfit Stone Container Corp, Sonoco Products Company, Trinity Industries, USG Corporation, Verso Paper Holdings LLC, Vulcan Materials Company, Wausau Paper Corp., and Weyerhaeuser Company. Our peer group and Aon Hewitt’s comparative group overlap but are not identical due to practical considerations related to the availability of financial data versus compensation data. At the request of the Compensation Committee, Aon Hewitt uses data from these companies to establish the relationship between revenues and compensation from which a market value of pay can be calculated for a specific revenue size, using a statistical technique known as regression analysis, which adjusts for size disparities among companies.
Salaries:
     Salaries are reviewed annually and are paid in cash. In making its discretionary salary decisions, the Compensation Committee emphasizes the executive’s experience, responsibilities, and performance, along with relative rank to other executives for internal pay equity. No specific formula is applied to determine the weight of each factor and no specific targets are applied. The Compensation Committee has historically followed a policy of using annual incentive awards rather than base salary to reward outstanding performance.
2010 Salary Review
     Our named executive officers did not receive a salary increase in 2010. Although surveys indicate base salaries for most of our named executive officers were generally below the mid-ranges of the applicable comparative companies, we chose to forgo salary increases for the third consecutive year in 2010.
Annual incentive bonus awards:
     Annual incentive bonus awards are paid in cash under a stockholder-approved plan based on (i) overall ROI for corporate executives and segment ROI (adjusted downward for overhead) for segment executives, and (ii) other achievements such as lowering cost and profitable growth. For IRS Section 162(m) purposes, a potential maximum annual incentive award of 250% of target is payable under the plan for positive ROI. For the CEO and President, target is 125% of salary. For all other executives, target is 100% of salary. The Compensation Committee retains the discretion to reduce the size of any annual incentive award. The level of ROI performance necessary for paying the threshold, target and maximum levels is set by the Compensation Committee annually and is not subject to adjustment by management. The following schedule was used by the Compensation Committee in making its payment determinations for 2010:

	Threshold	Target	Maximum

ROI	1%	9.0%	14.0%
Annual Incentive Award expressed as a % of Target	10%	100%	200%
     In addition to ROI, the Compensation Committee may also consider other achievements such as lowering cost, profitable growth, and promoting a high performance culture focused on our values set forth in our Vision/Mission/Values statement. Payments for other achievements will not exceed 100% of target. Altogether, the bonus paid under the plan for both ROI and other achievements will not exceed 250% of the target annual incentive award.
2010 Annual Incentive Bonus Awards
In 2010, our ROI was 8.2%, up from 7% in 2009 and 4.5% in 2008, resulting in a payment of 91.2% of target for our corporate executives. ROI for our Corrugated Packaging segment, adjusted downward for overhead, was 14.4%, resulting in the maximum payout of 200% of target for our Corrugated Packaging executives, Messrs. Norton and Vesci, as provided for in the plan. In determining the 2010 incentive bonus awards for Messrs. Simons and Maley, the Committee also considered other achievements, including record Corrugated Packaging ROI, completion of Box Plant Transformation I (46% ROI), 6% growth in high value, local box sales, improvement in Building Products EBITDA despite difficult markets, growth in market share for lumber, gypsum, particleboard, and MDF, lower general and administrative costs, and record safety and environmental performance. Based on these achievements, the Compensation Committee awarded Mr. Simons a payment of $760,800, and Mr. Maley a payment of $737,500.
Long-term incentive awards:
     Our stock awards further our long-term pay-for-performance philosophy by providing above average value opportunity for above average performance and all awards contain a performance component. Stock awards are dependent on stock price to provide value and therefore provide strong alignment with stockholders’ interests. Our restricted stock unit awards have threshold ROI criteria to maintain their deductibility under IRS Section 162(m). Performance stock units have a high threshold of ROI performance against the peer group for vesting, which reflects our philosophy that ROI drives stockholder value. The exact allocation among types of awards is determined by the Committee each year in its discretion to achieve a mix of compensation payable in cash and in stock. Using its discretion, the Compensation Committee determines stock awards for each executive in consultation with Aon Hewitt after reviewing competitive market data for similar executives at other companies inside and outside the paper and forest products industries, as well as relative rank to other executives for internal pay equity. In any given year, the weighting among options, restricted stock units, and performance stock units may vary based on availability of shares or other factors, but all of these awards have downside equity performance risk for the executive. In addition to rewarding performance and encouraging long-term focus, long-term incentive awards also help retain executives because they contain forfeiture provisions if the executive terminates employment other than for retirement, death, disability, or change in control. RSUs and PSUs are paid out in the years following retirement only if performance criteria is met over the full 3-year cycle of the award. Our stock awards have the following terms:

Non-qualified Options	Options are granted at fair market value on the date of grant, become exercisable 25% each year over four years, provide for accelerated vesting upon retirement, disability, death, or if there is a change in control, and expire in ten (10) years. Income tax withholding may be paid with exercised shares. The exercise price is the closing price of Temple-Inland stock on the NYSE on the grant date.

Restricted Stock Units	Restricted stock units vest on the third anniversary from the date of grant if Temple-Inland has either (i) an ROI of at least one percent (annualized) over the three-year award period or (ii) an ROI over the award period that falls within the top three quartiles as compared to the peer group. RSUs are settled in stock or cash depending on the terms of the awards when granted at a value based on the closing price of Temple-Inland stock on the NYSE on the vesting date. RSUs provide for accelerated vesting upon disability, death, or if there is a change in control of Temple-Inland, or continued vesting at retirement. Dividends are only paid if the underlying awards are earned to further align interest with stockholders and provide a retention device.

Performance Stock Units	Performance stock units are restricted stock units that vest 0%, 75%, or 100% on the third anniversary from the date of grant depending on our ROI during the three years beginning in the year of the grant compared to the peer group ROI. If performance is in the top quartile, then there is a 100% payment and if in the second quartile, then there is a 75% payment. No payment is made if performance is below the top half compared to the peer group, reflecting our strong commitment to pay-for-performance and our belief that ROI drives stockholder value. PSUs provide for accelerated vesting upon disability, death or if there is a change in control, or continued vesting at retirement. All grants are payable in cash. Dividends are only paid if the underlying awards are earned to further align interest with stockholders and provide a retention device.

Grant Practices	Our longstanding practice is to make annual grants each year at the February board meeting which are valued at the closing price of our common stock on the NYSE on the grant date. Executives do not have any role in choosing the price of their options or other stock awards. We do not “back date,” “spring load” or reprice options or other stock awards. The full independent board approves awards to the CEO and ratifies awards granted by the Compensation Committee to other executives. On occasion, newly hired high-level employees may be granted awards by the Compensation Committee in connection with the start of their employment other than at the February board meeting and an initial grant may be made above usual annual levels. We do not have any program, plan or practice to time option grants or other stock awards in coordination with the release of material non-public information nor do we time the release of material non-public information for the purpose of affecting the value of executive compensation. Gains from exercising stock options and the vested value of long-term incentive awards are not considered in setting other benefits such as life insurance, disability benefits, or retirement benefits.

2010 Annual LTI Awards
•	To further strengthen our pay-for-performance culture, the Committee increased the performance/time vested mix of our long term incentives from 50%/50% to 60%/40% in 2010 as follows:
•	30% options

•	30% performance stock units

•	40% restricted stock units
•	In 2009 we issued fixed value awards in place of restricted stock units to minimize potential volatility in our stock based compensation expense when the stock price recovered, as well as to provide a stable retention value for executives. The fixed value awards had the same term and performance criteria as our restricted stock units. In 2010, the Committee returned to granting restricted stock units at our February meeting in accordance with our longstanding belief that RSUs are aligned with stockholder value. The value of the 2009 awards and 2010 awards is approximately the same, but the two types of awards are reported differently under SEC rules. See the Important Note to the Summary Compensation Table for further information.

•	We amended our stock plan to formally recognize our policy that time-vested full value awards payable in stock have a minimum vesting period of not less than three (3) years and performance-based full value awards payable in stock have a minimum vesting period of not less than one (1) year.
Stock Ownership Guidelines:
     To encourage stockholder alignment, executives must meet minimum stock ownership guidelines. Our named executive officers hold in excess of the required amounts:

		Required
Named Executive		Multiple of
Officer	Position	Salary
Doyle R. Simons	Chief Executive Officer	5
J. Patrick Maley III	President and Chief Operating Officer	3
Randall D. Levy	Chief Financial Officer	3
Larry C. Norton	Group Vice President	3
Dennis J. Vesci	Group Vice President	3
     Shares owned by the executive and their immediate family members count toward the ownership guidelines. RSUs and PSUs also count toward the total. Options do not count until they are exercised. Executives have five years from hiring or pay increases to meet the guidelines. Our executive officers are required to hold 100% of the net shares acquired through the exercise of options until they meet our ownership guidelines. The Compensation Committee maintains discretion to reduce or eliminate future long-term incentive awards for an executive who is not making adequate progress toward meeting the stock ownership guidelines or does not retain the required level of net shares acquired through the exercise of options.
Retirement and other Benefits:
     We participate in industry compensation surveys to determine whether our benefits remain competitive and also receive feedback from potential employees we are recruiting. Our named executive officers receive the same health and welfare and tax-qualified retirement and 401(k) savings benefits as other salaried employees. Health and welfare benefits are reviewed annually with assistance from a benefits consultant. Retirement and 401(k) benefits have a long-term focus, and are therefore reviewed with assistance from a benefits consultant less frequently. The Compensation Committee and the board had multiple discussions over a period of several years about whether to continue our defined benefit retirement plan or to change to a defined contribution plan. Following a review of paper industry trade association data and data provided by our actuary, and extensive analysis by our human resources, finance and accounting departments, the board in 2007 approved a continuation of our defined benefit retirement plan with a simpler formula for new hires. We believe a defined benefit plan offers a competitive advantage in recruiting new executives and is no more costly than a defined contribution plan. Our SERP is a valuable incentive to attract executives. It is also a valuable retention tool for existing executives who must meet service criteria to qualify for the plan.
     Our named executive officers are provided minimal perquisites, consisting of reasonable club dues, a $5 million personal liability umbrella insurance policy, and limited personal use of our corporate aircraft for which the officers are taxed according to IRS regulations.
Employment and Severance Agreements:
     Occasionally we sign a letter agreement with a new executive upon hiring which generally does not cover more than the first year’s pay and annual incentive award. Except for Mr. Simons, none of our other named executive officers has an employment agreement. We entered into the agreement with Mr. Simons in 2007 upon his election as CEO, after careful study and review of Aon Hewitt data concerning terms applicable to CEOs in the general marketplace. During the term of the agreement, Mr. Simons will receive a base salary which may not be reduced below its level at the time the agreement was initially entered into ($780,000) or any increase subsequently granted. He will be eligible for a performance-based annual cash incentive award, employee benefits, equity (long-term incentive plan) grants, and other perquisites. Other perquisites consist of use of the Temple-Inland aircraft (subject to imputation of income under IRS regulations) and umbrella insurance, all on terms substantially no less favorable than in effect prior to the effective date of the agreement. The performance-based annual incentive award program is entirely within the discretion of the Compensation Committee, except that it shall be substantially no less favorable than the program in effect prior to the effective date of the agreement. If Mr. Simons dies or becomes disabled, he or his estate will receive a benefit equal to his salary and target annual incentive award for the portion of the year in which his death or disability occurred. Under his agreement, Mr. Simons receives no severance and forfeits any unvested long-term incentives if he voluntarily terminates or is terminated for cause. If we terminate his employment without cause, Mr. Simons agrees not to compete in our industry for two years and not to recruit our executives, which we think is critical given our success in executing our strategy and the quality of our management team. We think it is only fair to pay him under that circumstance because he is not allowed to work, and to vest the long-term incentives that he would otherwise forfeit. We added performance criteria to these awards in 2009 to preserve our tax deduction for this compensation under Section 162(m). The term of Mr. Simons’s agreement is three years, but it is automatically extended by one year on each anniversary unless notice of nonrenewal is given at least one year in advance of such anniversary date. We believe this agreement is a valuable retention tool with covenants that protect the Company.
     We do not have a plan or policy to provide severance benefits to executives whose employment terminates. Generally speaking, severance is a matter that is individually negotiated with the executive and the amount depends on the circumstances of his or her departure.
     Change in control agreements are reviewed periodically with the assistance of the Board’s Compensation Consultant if any major program changes are contemplated. In our opinion, these agreements are necessary to recruit new executives in our industry, which has experienced ongoing consolidation. Change in control agreements also serve as a retention device and all of the named executive officers hold change in control agreements. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs. The agreements contain a double “trigger,” meaning that severance is payable only if an executive’s employment is terminated within two years following a change in control event. Termination of employment is deemed to occur if the executive terminates employment for a “good reason” such as a substantial reduction in the executive’s base salary or failure to provide benefits substantially similar to the material benefits enjoyed by the executive immediately prior to the change in control. The change in control provisions contain a double trigger requirement of a change in control event plus a termination of employment because they provide for severance payments. Our stock plan agreements provide for accelerated vesting of stock awards the executive has already received, not for additional payments. These agreements require a single trigger, the change in control event. This protects the executive because it provides him or her with an opportunity to vote any vested restricted shares and exercise and vote the option shares as a stockholder, and generally performance criteria would no longer be relevant due to changes in the businesses following any consolidation. The existence of these accelerated vesting provisions provides a valuable recruitment and retention tool.
Compensation Administration and Governance:
     Our governance practices divide responsibility for compensation oversight into three levels:
Stockholders:	Stockholders approve all stock incentive plans. We do not have any stock plans that are not stockholder-approved.

Board:	The full independent board evaluates CEO performance and approves CEO pay, approves succession plans, and reviews tally sheets for the named executive officers. The inside directors, Mr. Simons and Mr. Maley, do not participate in discussions of their pay.

The Compensation Committee, composed entirely of independent, outside directors:
•	establishes and administers compensation programs and philosophies.

•	approves employment agreements, salaries, annual incentive bonus awards, long-term incentive awards, retirement formulas, and all other compensation paid to executive officers.

•	approves all change in control agreements.

•	approves bonus pools for non-executive employees.

•	reviews an annual compensation risk assessment.
Management:	The CEO and Senior Vice President/Corporate Secretary serve as liaisons with the Compensation Committee and oversee administration of actions approved by the Compensation Committee. Management also approves all compensation programs relative to non-executive employees.
2010 Governance Actions
In 2010, we made the following changes to our governance practices:
•	We expanded our “clawback” policy that allows the Board to recoup unearned compensation in the event of a material restatement of our financial statements. This policy is broader than the policy contained in the SEC’s regulations.

•	We adopted a policy prohibiting named executive officers and directors from entering into transactions that are designed to hedge or offset any decrease in the market value of Company stock.
     We have a strong commitment to governance and utilize meaningful controls in our compensation programs, including:
•	Tally sheets: Tally sheets for each of the named executive officers are reviewed by the Compensation Committee and the board for compensation each year. These tally sheets list the executive’s salary, proposed annual incentive award and stock awards, and the 401(k) matching contribution, retirement, health and welfare benefits.

•	CEO Evaluation and Pay by Independent Directors: The independent members of the board complete an evaluation of the CEO each year, which is compiled confidentially by Aon Hewitt and provided to the Compensation Committee. Factors evaluated include

ROI, profitable growth of our business, lowering costs and other financial and non-financial performance measures and objectives, including leadership, ethics, strategic planning, financial results, succession planning, human resources/EEO, communications, external relations, and board relations. The Compensation Committee discusses CEO pay in executive session and reports its recommendations to the independent members of the board. The independent members of the board approve all actions related to the CEO’s compensation.

•	Risk Assessment: Each year, we perform a risk assessment of our executive and employee compensation programs as part of our annual enterprise risk management process. Senior officers analyze whether our compensation philosophy is aligned with our strategic goals, whether our compensation policies and programs contain any metrics, provisions, or features that incentivize risk, and the existence of controls and safeguards that prevent or mitigate risk. This risk assessment is reviewed with the Compensation Committee.

•	Independent Consultant: The Compensation Committee engaged Aon Hewitt as its compensation consultant independently, and not through a management recommendation. Aon Hewitt provides annual market and other specific information on executive pay and also attends Compensation Committee meetings on request of the committee. The Compensation Committee periodically meets in executive session with Aon Hewitt. Aon Hewitt also serves as consultant to the Nominating and Governance Committee on director compensation. The Compensation Committee annually assesses the independence of its consultant. With the Compensation Committee’s approval, Aon Hewitt also prepares the change in control calculations for disclosure in the proxy statement and models the number of shares to be requested for new stock plans. Hewitt merged with Aon in 2010. In 2010, Hewitt was the Committee’s compensation consultant and did not perform any additional services for the Company. Prior to Hewitt’s merger with Aon, Aon performed a small amount of work for the Company, which was discontinued following the merger.

•	Policy on “clawback” of compensation: Clawback provisions are included in all awards under our 2010 Incentive Plan. Under the clawback provision, the board may require an employee to repay the portion of any annual incentive awards and long-term incentive awards that was not earned due to a restatement of our financial statements. If the employee’s fraud or misconduct was a significant contributing factor to the restatement, all outstanding long-term incentive awards may be cancelled. If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

•	Hedging Policy: Named Executives and Directors are prohibited from entering into transactions that are designed to hedge or offset any decrease in the market value of our stock.
Accounting and Tax Considerations:
     For accounting purposes, salaries, annual incentive awards, the fair value of stock-based compensation and other benefits are charged to expense as earned. For tax purposes, salaries, annual incentive awards and other benefits are taken as a tax deduction when paid to the executive or contributed to a tax-qualified retirement plan subject to the IRS Section 162(m) limitation described above. For tax purposes, stock-based compensation awards are generally taken as a tax deduction when the award is vested or exercised by the executive. Our policy is to obtain the maximum possible tax deduction for compensation paid to executive officers, but we may forego all or some portion of a deduction to conform to our compensation goals and objectives. Except for amounts that are not material, all compensation paid in 2010 should qualify for a deduction under IRS Section 162(m).

EXECUTIVE COMPENSATION TABLES
Summary Compensation:
IMPORTANT NOTE ON STOCK AWARD VALUATIONS
     In 2009, Temple-Inland, our peers, and the market in general experienced depressed valuations due to the severe downturn in the economy and distressed financial markets. To mitigate the number of shares that would be required to approximate a value consistent with prior grants and the impact a recovery in our share price would have on our stock-based compensation expense, we adjusted the mix and terms of our long-term incentive grant for 2009 by granting fewer options and by granting cash performance units in place of restricted stock units. Pursuant to SEC rules, the cash performance units are not reported in the Summary Compensation Table until they are paid, making a comparison of year over year total long-term incentive awards difficult. The table below compares the CEO’s awards for the two years on a consistent basis.

				Cash	Long Term
	Stock	Stock	Option	Performance	Incentive Total
	Price	Awards	Awards	Units*	Value
2010 Award	$19.56	$3,039,281	$1,150,447		$4,189,728
2009 Award	$5.64	$1,612,002	$682,138	$1,577,500	$3,871,640

*	Not reportable in the Summary Compensation Table under SEC Rules. See footnote 2 to the Summary Compensation Table for further information on stock award values.
     The following table summarizes all compensation earned in the last three years by our Chairman and CEO, our Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers at year-end 2010.

2010 SUMMARY COMPENSATION TABLE
						Change in Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Named Executive Officer	Year	Salary(1)	Awards(2)	Awards(2)(3)	Compensation	Earnings(4)	Compensation(5)	Total
Doyle R. Simons	2010	$780,000	$3,039,281	$1,150,447	$1,650,000	$1,573,109	$16,421	$8,209,258
Chairman and CEO	2009	$810,000	$1,612,002	$682,138	$1,401,125	$1,092,114	$18,792	$5,616,171
	2008	$774,538	$1,432,685	$642,041	$487,500	$970,848	$18,118	$4,325,730
J. Patrick Maley III	2010	$625,000	$2,431,431	$920,354	$1,450,000	$1,344,970	$42,071	$6,813,826
President and COO	2009	$649,039	$1,289,603	$545,711	$1,250,000	$1,180,704	$27,388	$4,942,445
	2008	$621,926	$1,146,152	$513,633	$700,000	$904,977	$26,576	$3,913,264
Randall D. Levy	2010	$425,000	$1,388,138	$525,445	$387,600	$334,925	$12,112	$3,073,220
Chief Financial Officer	2009	$441,346	$736,257	$311,556	$331,500	$590,930	$12,333	$2,423,922
	2008	$425,000	$711,867	$281,047	$212,500	$856,694	$15,500	$2,502,608
Larry C. Norton	2010	$374,999	$1,118,418	$423,347	$750,000	$127,121	$19,829	$2,813,714
Group Vice President	2009	$389,422	$593,198	$251,017	$700,000	$81,004	$14,166	$2,028,807
	2008	$372,115	$586,190	$223,775	$375,000	$58,493	$11,000	$1,626,573
Dennis J. Vesci	2010	$350,000	$1,099,117	$416,042	$700,000	$1,234,052	$36,081	$3,835,292
Group Vice President	2009	$363,461	$582,979	$246,694	$700,000	$884,505	$26,884	$2,804,523
	2008	$347,106	$569,712	$221,282	$350,000	$564,716	$31,958	$2,084,774

(1)	The named executive officers did not receive any salary increases in 2009 or 2010. Because we operate under a 52/53 week fiscal calendar, actual pay received varies based on the number of biweekly pay periods occurring in the year. Annual rates of pay for Messrs. Simons, Maley, Levy, Norton and Vesci in 2010 were $780,000, $625,000, $425,000, $375,000 and $350,000, the same as in 2009.

(2)	The value of the stock awards was determined in accordance with FAS ASC Topic 718 and assumes maximum pay-out in stock or in cash based on the stock price at the time of vesting. In 2010, the Committee awarded our named executive officers long term incentive awards at our February meeting in accordance with our longstanding practice. The Committee’s compensation consultant estimated these grants to approximate the same value as our 2009 awards. SEC reporting requirements, however, result in a greater value being reported in the Summary Compensation Table for the 2010 awards compared with the 2009 awards. The closing price on the February 5, 2010 date of grant was $16.71, which was used by the Committee in determining value and the option exercise price. Certain of these grants were subject to stockholder approval of a new plan, which was received on May 7, 2010 when the closing price was $19.56. SEC rules require the $19.56 price to be used in the Summary Compensation Table for any awards subject to stockholder approval. The fact that our stock price increased 17% after the date of grant, as well as the fact noted above that 2009 cash performance units are not reported in this table until they are paid out, results in the 2010 awards being reported at a greater value than the 2009 awards.

(3)	The grant date fair value of stock options for the named executive officers was determined in accordance with FAS ASC Topic 718. Fair value of the option awards was determined using the Black-Scholes-Merton option pricing model. The following table lists the per share fair values by grant date for our named executive officers:

	Estimated Fair	Expected	Expected	Risk-Free
	Value Per Share of	Dividend	Stock Price	Interest	Expected Life
Grant Date	Options Granted	Yield	Volatility	Rate	of Option
2/5/2010	$10.16	3.2%	64.8%	3.4%	8
2/6/2009	$2.49	3.2%	56.6%	2.7%	8
2/1/2008	$2.42	2.1%	28.2%	3.6%	10

(4)	Represents the 2010 change in the actuarial present value of accumulated pension benefits. We do not have a deferred compensation program.

(5)	All Other Compensation for 2010 includes:

		Personal		Umbrella
	401(k)	Use of	Club	Liability	Charitable
Named Executive Officer	Match(a)	Aircraft(b)	Dues(c)	Insurance	Contributions	Other(d)
Doyle R. Simons(c)	$11,025		$1,809	$587	$3,000
J. Patrick Maley III(d)	$11,025	$21,459		$587		$9,000
Randall D. Levy	$11,025			$587	$500
Larry C. Norton(d)	$11,025	$7,017		$587		$1,200
Dennis J. Vesci	$11,025	$19,527	$4,942	$587

(a)	For each dollar that an employee contributes to his or her 401(k) savings account, we contribute a match of $1 up to 3% of the employee’s compensation. For each $1 that an employee contributes of his or her next 3% of pay, we contribute 50 cents. The match vests after 2 years of employment.

(b)	Incremental cost of personal use of aircraft includes fuel costs, engine maintenance expenses, crew expenses, ground fees, and other miscellaneous expenses such as meals.

(c)	Mr. Simons holds a membership to a dinner club for use in hosting business functions.

(d)	Other for Mr. Maley and Mr. Norton is for personal use of our facilities.
Grants of Plan-Based Awards:
     The following table summarizes grants of plan-based compensation awards made in 2010 to the named executive officers:

							Estimated Future Payouts
				Estimated Future Payouts			Under
				Under Non-Equity			Equity Incentive Plan
				Incentive Plan Awards(1)			Awards(2)(3)
									All Other
									Option
									Awards:	Exercise	Grant Date
									Number of	or Base	Fair Value
									Securities	Price of	of Stock
								Target/	Underlying	Option	and Option
			Board	Threshold		Maximum	Threshold	Maximum	Options(2)(4)	Awards(2)(4)	Awards(2)(4)
Name		Grant Date(4)	Approval Date	($)	Target ($)	($)	(#)	(#)	(#)	($/Sh)	($)
Doyle R. Simons
	(5)	5/7/2010	2/5/2010	$97,500	$975,000	$2,437,500		87,695	113,233	$16.71	$4,189,728
	(6)	5/7/2010	2/5/2010				59,424	79,232
J. Patrick Maley III
	(5)	5/7/2010	2/5/2010	$78,125	$781,250	$1,953,125		70,156	90,586	$16.71	$3,351,785
	(6)	5/7/2010	2/5/2010				47,540	63,386
Randall D. Levy
	(5)	5/7/2010	2/5/2010	$42,500	$425,000	$1,062,500		40,053	51,717	$16.71	$1,913,582
	(6)	5/7/2010	2/5/2010				27,141	36,188
Larry C. Norton
	(5)	5/7/2010	2/5/2010	$37,500	$375,000	$937,500		32,271	41,668	$16.71	$1,541,765
	(6)	5/7/2010	2/5/2010				21,867	29,156
Dennis J. Vesci
	(5)	5/7/2010	2/5/2010	$35,000	$350,000	$875,000		31,714	40,949	$16.71	$1,515,159
	(6)	5/7/2010	2/5/2010				21,490	28,653

(1)	Threshold is 10% of target annual incentive award payable if ROI is 1%. Target bonus is 125% of salary for CEO and COO for ROI of 9%, 100% of salary for all others. Maximum is 200% of target for ROI of 14%. An additional amount may be paid for achievement of growth and value objectives pre-approved by the Compensation Committee; however, a maximum payout for both the ROI component and the other achievements component may not exceed 250% of target.

(2)	Our long-term incentive plan provides for equitable adjustment in the event of stock splits or other equity restructurings. Awardees generally receive the same adjustment stockholders receive.

(3)	ROI, for purposes of our long-term incentive performance criteria, is defined and calculated as set forth in Item 7 of our 2010 Form 10-K. RSU and PSU awards contain performance criteria that uses a peer group. We chose our peer group by including the companies that compete with us for capital from equity and debt investors. Within the S&P Paper & Forest Products group, we excluded any companies that are not SEC registrants, because their financial data is not publicly available. We also excluded timber companies, because we sold our timberlands, and single product building products companies because they do not principally manufacture paper. Our peer group consists of North American papermakers/converters, some of whom also manufacture some building products or make some grade of paper and manufacture a portfolio of building products, as follows: AbitibiBowater Inc.; Appleton Papers Inc.; Boise Inc.; Canfor Corporation; Cascades Inc.; Catalyst Paper; Domtar Corporation; P.H. Glatfelter; Graphic Packaging Holding Co.; International Paper Company; MeadWestvaco Corporation; Mercer International Inc.; Neenah Paper Corp.; NewPage Corp.; Packaging Corporation of America; Rock-Tenn Co.; Smurfit-Stone Container Corporation; Verso Paper Corp.; Wausau Paper Corporation; and West Fraser Timber Co. Ltd. The Compensation Committee will periodically adjust the peer group to reflect mergers, consolidations, and similar restructurings.

(4)	Options granted February 5, 2010 to purchase our common stock. The exercise price is the $16.71 closing price of Temple-Inland stock on the NYSE on February 5, 2010, the date the options were granted by the Committee. These grants were subject to stockholder approval of a new plan, which was approved by the stockholders on May 7, 2010 when the closing price of Temple-Inland stock was $19.56. FAS rules consider the “grant date” to be the date when all conditions to grant are met, and therefore the “grant date value” is shown as the value on the date when stockholders approved the new plan. All grants to the named executive officers provide for accelerated vesting upon retirement, disability, death, or if there is a change in control. Withholding taxes may be paid with exercised shares. No general or freestanding stock appreciation rights (SARs) were granted. All options awarded to the executives become exercisable in 25% increments on February 5 in years 2011, 2012, 2013, and 2014, and have a ten-year term expiring February 5, 2020.

(5)	The performance goal for the 2010 RSUs is Temple-Inland having either (i) an ROI of at least one percent (annualized) over the three-year award period or (ii) an ROI over the award period that falls within the top three quartiles as compared to the Company’s peer group. The RSUs are payable in shares of stock. Dividends on the RSUs are accrued and payable only if the underlying awards are paid. ROI means operating income (as currently shown on the Company’s income statement, or the reported equivalent in the event of any change in reporting), excluding significant unusual items (currently reported as other operating income (expense) not allocated to segments, or the reported equivalent in the event of any change in reporting) divided by beginning of year investment defined as the Company’s total assets (or the reported equivalent in the event of any change in reporting), less certain assets (assets held for sale, municipal bonds related to capital leases included in other assets and acquisitions/divestitures) and certain liabilities (current liabilities, excluding current portion of long-term debt). ROI, for purposes of our long-term incentive performance criteria is defined and calculated as set forth in Item 7 of our 2010 Form 10-K. RSUs provide for continued vesting after retirement if performance criteria are achieved, or accelerated vesting upon death, disability, or a change of control.

(6)	The PSUs are restricted stock units that vest 100%, 75%, or 0% on the third anniversary from the date of grant depending on our ROI during the three years beginning in the year of the grant compared to the peer group ROI. If performance is in the top quartile, there is a 100% payment and if performance is in the second quartile, there is a 75% payment. No payment is made if performance is below the top half compared to the peer group. PSUs provide for continued vesting after retirement if performance criteria are achieved, or accelerated vesting upon death, disability, or a change of control. The 2010 PSUs are payable in cash. Dividends on PSUs are accrued and payable only if the underlying awards are paid.
Outstanding Equity Awards At Year-End 2010:
     The following table summarizes stock-based compensation awards outstanding at year-end 2010 for the named executive officers.
2010 Outstanding Equity Awards — Temple Inland Inc.

	Option Awards				Stock Awards
						Equity Incentive
					Equity	Plan Awards:
					Incentive	Market or
					Plan Awards:	Payout
					Number of	Value of
					Unearned	Unearned
	Number of Securities				Shares, Units or	Shares, Units or
	Underlying Unexercised				Other Rights	Other Rights that
	Options		Option	Option	that Have not	Have not
	Exercisable	Unexercisable	Exercise	Expiration	Vested(1)(2)(3)	Vested(1)(2)(3)	Vesting
Name	(#)	(#)	Price ($)	Date	(#)	($)	Date
Doyle R. Simons Chairman & CEO
	20,000		$10.56	02/01/12			Vested
	20,000		$6.92	02/07/13			Vested
	16,000		$11.96	02/06/14			Vested
	32,000		$16.14	02/04/15			Vested
	32,800		$21.55	02/03/16			Vested
	24,600		$24.34	02/02/17			Vested
		8,200	$24.34	02/02/17			02/02/11
	132,653		$19.50	02/01/18			Vested
		66,326	$19.50	02/01/18			02/01/11
		66,327	$19.50	02/01/18			02/01/12
	68,487		$5.64	02/06/19			Vested
		68,488	$5.64	02/06/19			02/06/11
		68,488	$5.64	02/06/19			02/06/12
		68,488	$5.64	02/06/19			02/06/13
		28,308	$16.71	02/05/20			02/05/11
		28,308	$16.71	02/05/20			02/05/12

2010 Outstanding Equity Awards — Temple Inland Inc.

	Option Awards				Stock Awards
						Equity Incentive
					Equity	Plan Awards:
					Incentive	Market or
					Plan Awards:	Payout
					Number of	Value of
					Unearned	Unearned
	Number of Securities				Shares, Units or	Shares, Units or
	Underlying Unexercised				Other Rights	Other Rights that
	Options		Option	Option	that Have not	Have not
	Exercisable	Unexercisable	Exercise	Expiration	Vested(1)(2)(3)	Vested(1)(2)(3)	Vesting
Name	(#)	(#)	Price ($)	Date	(#)	($)	Date
		28,308	$16.71	02/05/20			02/05/13
		28,309	$16.71	02/05/20			02/05/14
				2/1/2011	73,471	$1,560,524	02/01/11
				2/6/2012	285,816	$6,070,732	02/06/12
				2/5/2013	87,695	$1,862,642	02/05/13
				2/5/2013	79,232	$1,682,888	02/05/13
Totals	346,540	459,550			526,214	$11,176,786

J. Patrick Maley III President & CEO
	30,000		$7.56	05/07/13			Vested
	18,000		$11.96	02/06/14			Vested
	32,000		$16.14	02/04/15			Vested
	32,800		$21.55	02/03/16			Vested
	24,600		$24.34	02/02/17			Vested
		8,200	$24.34	02/02/17			02/02/11
	106,122		$19.50	02/01/18			Vested
		53,061	$19.50	02/01/18			02/01/11
		53,062	$19.50	02/01/18			02/01/12
	54,790		$5.64	02/06/19			Vested
		54,790	$5.64	02/06/19			02/06/11
		54,790	$5.64	02/06/19			02/06/12
		54,791	$5.64	02/06/19			02/06/13
		22,646	$16.71	02/05/20			02/05/11
		22,647	$16.71	02/05/20			02/05/12
		22,646	$16.71	02/05/20			02/05/13
		22,647	$16.71	02/05/20			02/05/14
				2/1/2011	58,777	$1,248,423	02/01/11
				2/6/2012	228,653	$4,856,590	02/06/12
				2/5/2013	70,156	$1,490,113	02/05/13
				2/5/2013	63,386	$1,346,319	02/05/13
Totals	298,312	369,280			420,972	$8,941,445

Randall D. Levy Chief Financial Officer
	40,000		$10.56	02/01/12			Vested
	30,000		$6.92	02/07/13			Vested
	24,000		$11.96	02/06/14			Vested
	24,000		$16.14	02/04/15			Vested
	24,600		$21.55	02/03/16			Vested
	18,450		$24.34	02/02/17			Vested
		6,150	$24.34	02/02/17			02/02/11
	58,067		$19.50	02/01/18			Vested
		29,034	$19.50	02/01/18			02/01/11
		29,034	$19.50	02/01/18			02/01/12
	31,280		$5.64	02/06/19			Vested
		31,281	$5.64	02/06/19			02/06/11
		31,281	$5.64	02/06/19			02/06/12
		31,281	$5.64	02/06/19			02/06/13
		12,929	$16.71	02/05/20			02/05/11
		12,929	$16.71	02/05/20			02/05/12
		12,929	$16.71	02/05/20			02/05/13
		12,930	$16.71	02/05/20			02/05/14
				2/1/2011	36,506	$775,387	02/01/11
				2/6/2012	130,542	$2,772,712	02/06/12
				2/5/2013	40,053	$850,726	02/05/13
				2/5/2013	36,188	$768,633	02/05/13
Totals	250,397	209,778			243,289	$5,167,458

2010 Outstanding Equity Awards — Temple Inland Inc.

					Stock Awards
						Equity Incentive
						Plan Awards:
					Equity Incentive	Market or
					Plan Awards:	Payout
					Number of	Value of
	Option Awards				Unearned	Unearned
	Number of Securities				Shares, Units or	Shares, Units or
	Underlying Unexercised				Other Rights	Other Rights that
	Options		Option	Option	that Have not	Have not
	Exercisable	Unexercisable	Exercise	Expiration	Vested(1)(2)(3)	Vested(1)(2)(3)	Vesting
Name	(#)	(#)	Price ($)	Date	(#)	($)	Date
Larry C. Norton Group VP-Paperboard
	46,234		$19.50	02/01/18			Vested
		23,117	$19.50	02/01/18			02/01/11
		23,118	$19.50	02/01/18			02/01/12
	25,202		$5.64	02/06/19			Vested
		25,203	$5.64	02/06/19			02/06/11
		25,202	$5.64	02/06/19			02/06/12
		25,203	$5.64	02/06/19			02/03/13
		10,417	$16.71	02/05/20			02/05/11
		10,417	$16.71	02/05/20			02/05/12
		10,417	$16.71	02/05/20			02/05/13
		10,417	$16.71	02/05/20			02/05/14
				2/1/2011	30,061	$638,496	02/01/11
				2/6/2012	105,177	$2,233,959	02/06/12
				2/5/2013	32,271	$685,436	02/05/13
				2/5/2013	29,156	$619,273	02/04/14
Totals	71,436	163,511			196,665	$4,177,164

Dennis J. Vesci(2)(4) Group VP-Corrugated
	5,000		$16.14	02/04/15			Vested
	18,450		$21.55	02/03/16			Vested
	13,837		$24.34	02/02/17			Vested
		4,613	$24.34	02/02/17			02/02/11
	45,719		$19.50	02/01/18			Vested
		22,860	$19.50	02/01/18			02/01/11
		22,860	$19.50	02/01/18			02/01/12
	24,768		$5.64	02/06/19			Vested
		24,769	$5.64	02/06/19			02/06/11
		24,768	$5.64	02/06/19			02/06/12
		24,769	$5.64	02/06/19			02/06/13
		10,237	$16.71	02/05/20			02/05/11
		10,237	$16.71	02/05/20			02/05/12
		10,237	$16.71	02/05/20			02/05/13
		10,238	$16.71	02/05/20			02/05/14
				2/1/2011	29,216	$620,548	02/01/11
				2/6/2012	103,365	$2,195,473	02/06/12
				2/5/2013	31,714	$673,605	02/05/13
				2/5/2013	28,653	$608,590	02/05/13
Totals	107,774	165,588			192,948	$4,098,216

(1)	Value based on the closing market price of our common stock on December 31, 2010, the last trading day prior to our year-end date of January 1, 2011, of $21.24. RSUs and PSUs vest three years after the date of grant only if minimum performance criteria are met. Market value shown assumes all performance criteria are met and the maximum value is paid.

(2)	In addition to the above Outstanding Equity Awards, Mr. Vesci holds the following restricted stock units pursuant to his participation in a deferred annual incentive award program:

Date Deferred	RSUs Payable in Shares	RSUs Payable in Cash
02/15/2001	1,217	398
02/01/2002	656	214
02/07/2003	1,920	627
02/04/2005	234	76
02/02/2007	656	214
02/01/2008		5,829

Total	4,683	7,358

2010 Outstanding Equity Awards — Forestar Group Inc.

					Stock Awards
					Equity	Equity
					Incentive Plan	Incentive
					Awards:	Plan Awards:
					Number of	Market or
					Unearned	Payout Value
	Option Awards				Shares,	of Unearned
	Number of Securities				Units or Other	Shares, Units or
	Underlying Unexercised				Rights that	Other Rights
	Options		Option	Option	Have not	that Have not
	Exercisable	Unexercisable	Exercise	Expiration	Vested(1)(2)(3)	Vested(1)(2)(3)	Vesting
Name	(#)	(#)	Price ($)	Date	(#)	($)	Date
Doyle R. Simons
	6,666		$11.76	02/02/11			Vested
	6,666		$13.26	02/01/12			Vested
	6,666		$8.68	02/07/13			Vested
	5,333		$15.02	02/06/14			Vested
	10,666		$20.26	02/04/15			Vested
	10,933		$27.06	02/03/16			Vested
	8,200		$30.56	02/02/17			Vested
		2,733	$30.56	02/02/17			02/02/11
Totals	55,130	2,733			0	$0

J. Patrick Maley III
	10,000		$9.49	05/07/13			Vested
	6,000		$15.02	02/06/14			Vested
	10,666		$20.26	02/04/15			Vested
	10,933		$27.06	02/03/16			Vested
	8,200		$30.56	02/02/17			Vested
		2,733	$30.56	02/02/17			02/02/11
Totals	45,799	2,733			0	$0

Randall D. Levy
	10,000		$11.76	02/02/11			Vested
	13,333		$13.26	02/01/12			Vested
	10,000		$8.68	02/07/13			Vested
	8,000		$15.02	02/06/14			Vested
	8,000		$20.26	02/04/15			Vested
	8,200		$27.06	02/03/16			Vested
	6,150		$30.56	02/02/17			Vested
		2,050	$30.56	02/02/17			02/02/11
Totals	63,683	2,050			0	$0

Larry C. Norton
Totals	0	0			0	$0

Dennis J. Vesci
	500		$13.26	02/01/12			Vested
	1,000		$8.68	02/07/13			Vested
	1,666		$15.02	02/06/14			Vested
	1,666		$20.26	02/04/15			Vested
	6,150		$27.06	02/03/16			Vested
	4,612		$30.56	02/02/17			Vested
		1,538	$30.56	02/02/17			02/02/11
Totals	15,594	1,538			0	$0

(4)	In addition to the above Outstanding Equity Awards with Forestar, Mr. Vesci holds the following restricted stock units shares pursuant to his participation in a deferred annual incentive award program:

Date Deferred	RSUs Payable in Shares	RSUs Payable in Cash
02/15/2001	406	133
02/01/2002	219	72
02/07/2003	78	25
02/04/2005	218	71
02/02/2007	640	208

Total	1,561	509

Option Exercises And Stock Vested Fiscal Year-End 2010:
     The following table summarizes stock-based compensation awards exercised and RSUs vested during 2010 for our named executive officers.
2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Executive Officer	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting(1)
Doyle R. Simons	20,000	$230,400	—	$2,372,339
J. Patrick Maley III	—	—	—	$2,070,913
Randall D. Levy	30,000	$345,900	—	$605,627
Larry C. Norton	—	—	—	$1,055,002
Dennis J. Vesci	9,500	$100,535	—	$494,387

(1)	Stock Awards Value Realized consists of 2007 Temple-Inland and Forestar RSUs that met their respective minimum 1% ROI criteria and were settled in cash for which no shares were transferred. The payment for the Temple-Inland and Forestar RSUs was based on the number of units set forth below:

	Temple-Inland	Forestar
Executive Officer	Cash-Settled RSUs	Cash-Settled RSUs
Doyle R. Simons	85,000	28,332
J. Patrick Maley III	75,000	24,999
Randall D. Levy	24,500	8,166
Larry C. Norton	35,000	11,666
Dennis J. Vesci	20,000	6,666
Equity Compensation Plan Information:
     The following table sets forth information as of the end of 2010 related to compensation plans under which our shares may be issued:

Number of Securities
Remaining Available for
Future Issuance
	Number of Securities	Weighted Average	Under Equity Compensation
	to be Issued	Exercise Price of	Plans (Excluding Securities
	Upon Exercise of	Outstanding	to be Issued Upon Exercise of
	Outstanding Options,	Options, Warrants	Outstanding Options, Warrants
Plan Category	Warrants and Rights(1)	and Rights	and Rights)
Equity compensation plans approved by security holders	8,361,407	$14.66	2,854,100
Equity compensation plans not approved by security holders	None	N/A	None
Total	8,361,407	$14.66	2,854,100

(1)	Includes (a) 7,853,917 options outstanding, of which 7,416,105 relate to our employees and have a weighted average term of 6 years and 437,812 relate to employees of spun-off entities Guaranty Financial Group Inc. and Forestar Group Inc., and have a weighted average term of 5 years; (b) 369,201 restricted shares outstanding that relate to our employees; (c) 125,870 shares payable to directors for deferred fees; and (d) 12,419 stock-settled restricted stock units that relate to deferred bonuses and deferred vested restricted shares that could not be paid out until after retirement due to Code Section 162(m) policy.
Pension Benefits:
     The following table summarizes the actuarial present value of the accumulated benefits under our qualified pension and SERP plan at December 31, 2010 for the named executive officers:

2010 PENSION BENEFITS TABLE
			Present Value of
		Number of Years	Accumulated
Named Executive	Plan Name	- Credited Service	Benefit(1)
Doyle R. Simons	Temple-Inland Retirement Plan	18.33	$306,949
	Temple-Inland SERP		$5,196,035
J. Patrick Maley III	Temple-Inland Retirement Plan	7.58	$140,932
	Temple-Inland SERP		$5,788,736
Randall D. Levy(2)	Temple-Inland Retirement Plan	21.42	$599,668
	Temple-Inland SERP		$5,422,058
Larry C. Norton	Temple-Inland Retirement Plan	3.58	$67,391
	Temple-Inland SERP		$234,393
Dennis J. Vesci(2)	Temple-Inland Retirement Plan	35.42	$1,135,151
	Temple-Inland SERP		$3,141,042

(1)	Present value of the accumulated benefit under the tax-qualified defined benefit plan is based on present value at normal retirement date using disclosure assumptions (5.28% interest and the 1994 Group Annuity Mortality Table for males and females) discounted based on disclosure interest rate to December 31, 2010. Present value of the accumulated benefit under the nonqualified supplemental executive retirement plan (SERP) is based on present value at normal retirement date using lump sum assumptions (4.31% interest and Applicable Mortality Table under IRC Section 417(e)(3) (2010 PPA Unisex Mortality)) discounted based on disclosure interest rate to December 31, 2010. Retirement benefits under the tax-qualified defined benefit plan and the nonqualified supplemental executive retirement plan (SERP) are calculated using final average compensation based on the higher of (a) the highest five (5) of the employee’s last ten (10) years of service or (b) the highest 60 consecutive months out of the last 120 months. Final average compensation normally includes salaries and annual incentive awards, but the board can designate a payment as ineligible under the plan. Final average compensation excludes other forms of compensation such as dividends, severance pay, relocation, long-term disability, stock options, restricted stock units, and performance stock units. The formula for normal retirement is (1) the greater of (a) .95% of final average compensation plus .65% of final average compensation in excess of Social Security covered compensation as determined using a 35 year average of SS maximum wage bases during year of termination multiplied by years of service up to 35 years and .8% of final average compensation multiplied by years of service over 35 years or (b) 1% X final average compensation X years of service + .65% X final average compensation in excess of Social Security covered compensation as determined using a 35 year average of Social Security maximum wage bases to a participant’s Social Security normal retirement age X years of service up to 35 years. For example, assume an employee has a final average pay of $1 million and has worked for 40 years. His pension is determined as the greater of the following two formulas: [((.0095 x $1,000,000) + (.0065 x ($1,000,000 — $48,816))) x 35] + (.008 x $1,000,000 x 5) = $588,894 (annual life only benefit) or [(.01 x 1,000,000 x 40) + (.0065 x ($1,000,000 — $56,484) X 35))] = $614,650 (annual life only benefit). Thus, the greater of two formulas is $614,650. Five years of service or attainment of age 65 is required to vest in the retirement benefit. Normal retirement age is 65. Benefits are reduced for early retirement. Lump sum distributions for benefits with a present value greater than $10,000 are not permitted under the qualified plan. Benefits are paid in the form of a monthly annuity for the life of the executive and his or her spouse or other contingent annuitant depending on the option the executive selects. The amount of the monthly benefit is affected by the age or life expectancy of the employee and spouse and how much will be paid to the survivor if the employee dies based on the payment election selected by the employee. However, the total value of the benefit does not vary. For example, assume Employee A and Employee B each have accrued benefits with a total value of $100,000. Employee A is age 65 and Employee B is 55. Employee A will receive a larger monthly benefit than Employee B because Employee B is younger and has a longer life expectancy, so his or her payments are spread over a longer time. The nonqualified plan or SERP is paid as a lump sum distribution. The SERP pays any retirement benefits that cannot be paid under the qualified plan due to IRS limits and also provides a benefit formula for designated executives. The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined benefit retirement plan. In 2010, this limit was $245,000. As a result, any retirement benefits that cannot be paid under our tax-qualified defined benefit plan due to these limitations are paid under a SERP, which is not a tax-qualified plan. The SERP also provides unreduced retirement at age 60 with 15 years of service for designated executives, including Mr. Levy, Mr. Maley, and Mr. Simons. Under this plan, the designated executive’s retirement benefits from all retirement plans will be at least equal to 50% of the executive’s final average compensation for the highest five years out of the last ten years of employment. Benefits are reduced for early retirement, which may be taken at age 55 with 15 years of service, by 5% for each year prior to age 60. In 2010, the plan was amended to clarify that benefits are not reduced for mortality or death if the executive continues working beyond the normal retirement age of 60. Benefits will be paid in a lump sum amount. Nonqualified plan lump sums are calculated in any given year using the prior November monthly average market yield on U.S. Treasury Securities at 30-year constant maturity. For retirements in 2010, the November 2009 rate of 4.31% would apply. This supplemental plan is unfunded and contains a provision for acceleration of payment in the event of a change in control. The SERP is a valuable incentive to attract executives who are leaving career-based retirement plans at other companies. It is also a valuable retention tool for existing executives who must meet service criteria to qualify for the plan. Mr. Levy formerly participated in a defined contribution plan and related SERP when he worked for our former financial services segment and received a distribution of his financial services benefit. The amount in the table above has been reduced to reflect the offset for the benefit he already received. Extra years of credited service are granted only under our change in control agreements with executive officers and our CEO employment agreement but not for any other reason.

(2)	Early retirement may be taken at age 55 or later if the employee has five years of service, but benefits are reduced for each year prior to age 62 by factors ranging from 3% to 6% based on years of service. Under the SERP, a designated executive can retire with a reduction of benefits of 5% per year for each year before age 60 if he has attained age 55 and has 15 years of service. Mr. Levy formerly participated in a defined contribution plan and related SERP when he worked for our former financial services segment and received a distribution of his financial services benefit. The amount in the table below has been reduced to reflect the offset for the benefit he already received. The table below lists the executives who are eligible for early retirement and estimated payment assuming each retired on December 31, 2010:

	Monthly Payment	Lump Sum Payment
Executive Officer	Under Qualified Plan	Under SERP
Randall D. Levy	$3,822	$5,455,811
Dennis J. Vesci	$8,513	$3,452,734
Nonqualified Deferred Compensation:
We do not have a deferred compensation plan.
Potential Payments Upon Termination or Change in Control:
Under our stock awards, an employee whose employment terminates has different vesting rights depending on the reason for termination:

	Vested Option Exercise	Treatment of Unvested
Termination	Period	Options, RSUs, and PSUs
Voluntary or Involuntary Termination of Employment	3 months	Forfeited
Death	12 months	Immediately Vest
Disability	36 months	Immediately Vest
Retirement	Until Expiration of Option	Options vest immediately; RSUs and PSUs vest when performance achieved
Change in Control	Until Expiration of Option	Immediately Vest
     Mr. Simons’s employment agreement and change in control agreements with each of the other named executive officers provide for three years’ pay and benefits in the event employment is terminated following defined change in control events. These events include:
•	any person or entity acquiring or becoming beneficial owner, as defined in SEC regulations, of 20% or more of the combined voting power of our securities;

•	the pre-event directors ceasing to constitute a majority of our directors within any 24-month period;

•	consummation of a merger, consolidation, or recapitalization (unless the directors continue to represent a majority of the directors on the board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 25% or more of the voting power of the securities);

•	the stockholders approve liquidation or dissolution;

•	consummation of an agreement to sell, lease, or dispose of substantially all the assets of Temple-Inland; or

•	any other event that the board determines to be a change in control.
     Messrs. Maley, Norton, Vesci and Levy have legacy agreements that also define consummation of a sale of our corrugated packaging operations as a change in control, and Mr. Levy’s legacy agreement also defines consummation of a sale of our forest products operations as a change in control.
     Under the change in control provisions the executives will receive:
•	the amount of any annual incentive award that has been allocated or awarded for a completed annual bonus cycle and their current year annual incentive award (pro-rated if the termination is before the end of the first six months in the year or full annual incentive award if during the second half of the year) based on achievement of target performance (or, for executives other than the CEO, if higher, projected actual performance);

•	lump sum severance equal to three times their current salary and three times target annual incentive award, or if higher, the salary or target annual incentive award (Mr. Simons receives the higher of actual salary or annual incentive award) in any of the last three years;

•	health and welfare benefits provided through third party insurance for three years at no greater cost than currently paid;

•	acceleration of vesting of all options, restricted shares, restricted stock units, and performance stock units (maximum amount);

•	credit for three additional years’ service in the pension plan at the highest pay over the last three years;

•	lump sum payment of all nonqualified pension and deferred compensation;

•	lump sum payment equal to three years’ match on 401(k) plan;

•	any retiree medical or life insurance benefits to which the executive is entitled or would have been entitled within 3 years of termination;

•	reimbursement for outplacement services not to exceed 15% of base salary and, for executives other than the CEO, 15% of target annual incentive award; and

•	three years’ continuation of perquisites.
     The change in control provisions for the named executive officers also contain gross-up provisions in the event the officer is required to pay excise tax on these amounts. The gross-up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax. Otherwise, payments are reduced to the maximum amount that will not trigger the excise tax. If an executive loses his or her job following a change in control event that meets certain IRS criteria, the executive must pay an additional 20% excise tax simply for collecting the pay that is due. The gross up makes the executive whole by paying the 20% tax amount. It does not pay the executive’s normal income taxes. The gross up provisions will not be offered to any new executives on or after November 7, 2008.

     For pension benefits payable upon retirement, see Pension Benefits Table. The following table summarizes the estimated value to each of the named executive officers of payments triggered by different termination events assuming such events occurred at year-end 2010.

			Potential Payments Upon Termination or Change in Control
		Estimated
		Target Annual	Value of Stock	Value of				Excise Tax &
		Incentive	Options	Performance		Health &		Gross-Up/
		Award	that	Stock that	Retirement	Welfare		(Required	Aggregate
Executive	Severance(1)	Payment (1)	Vest	Vests(2)	Benefit	Benefits	Outplacement	Forfeiture)	Payments
Doyle R. Simons Change in Control(3)	$6,583,63	$975,000	$3,949,000	$15,254,285	$2,117,422	$26,198	$117,000	$10,846,684		$39,869,228
Death(4)	$1,755,000		$3,949,000	$15,254,285						$20,958,285
Disability (4)	$1,755,000		$3,949,000	$15,254,285						$20,958,285
Termination Without Cause(5)	$4,389,093	$975,000	$3,949,000	$15,254,285	$1,707,080	$17,802	$117,000			$26,409,260
Termination For Cause(6)										$0

J. Patrick Maley III Change in Control(3)	$4,253,587	$781,250	$3,159,196	$12,203,445	$1,697,060	$18,034	$210,938	$8,075,944		$30,399,454
Death(4)			$3,159,196	$12,203,445						$15,362,641
Disability (4)			$3,159,196	$12,203,445						$15,362,641
Termination Without Cause(5) Termination For Cause(6)									$ $	0 0

Randall D. Levy Change in Control(3)	$2,584,837	$425,000		$5,112,571	$1,251,420	$24,392	$127,500	$3,635,873		$13,161,593
Death(4)				$5,112,571						$5,112,571
Disability (4)				$5,112,571						$5,112,571
Termination Without Cause(5) Termination For Cause(6)									$ $	0 0

Larry C. Norton Change in Control(3)	$2,284,837	$375,000	$1,448,690	$5,757,665	$371,745	$17,269	$112,500	$3,792,097		$14,159,803
Death(4)			$1,448,690	$5,757,665						$7,206,355
Disability (4)			$1,448,690	$5,757,665						$7,206,355
Termination Without Cause(5) Termination For Cause(6)									$ $	0 0

Dennis J. Vesci Change in Control(3)	$2,149,663	$350,000		$5,048,168	$2,210,978	$16,946	$105,000	$4,196,763		$14,077,518
Death(4)				$5,048,168						$5,048,168
Disability (4)				$5,048,168						$5,048,168
Termination Without Cause(5) Termination For Cause(6)									$ $	0 0

(1)	Assumes a target annual incentive award based on 9% ROI.

(2)	Assumes performance criteria are met, where applicable.

(3)	Assumes a target annual incentive award based on 9% ROI. Also includes 3X 401(k) match for each executive of $11,025 and 3X perks of $2,396 for Mr. Simons. Assumes for illustration only that the IRS considers the entire payment to be a “parachute payment” subject to a 20% excise tax. Any compensation not deemed to be a “parachute payment” will reduce the amount of excise tax and gross-up payable.

(4)	In return for a release of all claims, Mr. Simons’s employment agreement provides a lump sum benefit in the year of his termination of employment due to death or disability equal to his base salary and target annual incentive award multiplied by a fraction, the numerator of which is the number of days during the applicable performance period for which Mr. Simons was employed and the denominator of which is the number of days in such performance period. For illustration purposes only, the full year benefit is shown. Except for Mr. Simons’s employment agreement, on termination of employment by death or disability, executives receive no payment other than through life insurance or disability insurance purchased by the executive and available to salaried employees generally.

(5)	Termination without a change in control not for cause or by executive for good reason. Generally speaking, severance is a matter that is individually negotiated with the executive and the amount depends on the circumstances of his or her departure. Mr. Simons, our CEO, is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control agreements. In return for the post-employment benefits, Mr. Simons agreed not to compete with our Company for two years after his departure.

(6)	Termination without a change in control for cause or by executive without good reason. We do not have a plan or policy to provide severance benefits to executives whose employment terminates for cause.